UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):

                                  June 6, 2002


                          GOLFGEAR INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



    Nevada                        0-28007                   43-1627555
---------------                 -----------              ----------------
(State or other                 (Commission              (I.R.S. Employer
jurisdiction of                 File Number)              Identification
incorporation)                                                Number)

                              5285 Industrial Drive
                       Huntington Beach, California 92649
                    ---------------------------------------
                    (Address of Principal Executive Offices)


                                 (714) 899-4274
               --------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
          -----------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5.   OTHER  EVENTS

     On June 6, 2002, GolfGear International, Inc. (the "Company") completed the sale of $2,000,000 of convertible debentures. The debentures are convertible into common stock at $0.25 per share for a period of twelve (12) months commencing six (6) months after the initial sale of the debentures. The debentures are secured by the Company's patents. For each share of common stock issued upon conversion of the debentures, one (1) common stock purchase warrant will be issued, which will be exercisable for a period of eighteen (18) months at $0.10 per share. The Company may sell up to an additional $2,000,000 of convertible debentures in the near future. As part of this financing, the Company previously sold 15,000,000 shares of common stock at $0.075 per share to Wyngate Limited, a Jersey Limited Company ("Wyngate") for an aggregate purchase price of $1,125,000, which was paid by cash and a promissory note. Of the purchase price, $200,025 was paid upon execution of the definitive agreement and Wyngate executed a promissory note with interest at 2.88% per annum in favor of the Company for the balance of $924,975. Pursuant to the promissory note, the balance is due and payable on October 8, 2003.

     Pursuant to the terms of this financing, Wyngate's President, Peter H. Pocklington, will be appointed as Chairman of the Board of Directors and Chief Executive Officer. This financing also provides for Wyngate to appoint a majority of the Board of Directors of the Company. Don Anderson, the Company's founder, will remain with the Company as President and Chief Operating Officer.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              GOLFGEAR INTERNATIONAL, INC.
                                              ----------------------------
                                                     (Registrant)



Date:  June 20, 2002                          By:  /s/  Donald A. Anderson
                                                  ------------------------
                                                  Donald A. Anderson
                                                  President